CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this "Agreement") is made and entered into as of this 30th day of May, 2006, by and between U.S. Premium Beef, LLC, a Delaware limited liability company ("USPB"), and National Beef Packing Company, LLC, a Delaware limited liability company (the "Company").  USPB and the Company may be referred to herein individually as a "Party" or collectively as the "Parties."

WHEREAS, National Beef California, L.P. ("NBC") and the Company have entered into a Contribution Agreement dated as of May 19, 2006, (the "Agreement") with Brawley Beef, LLC ("Brawley") under which NBC will acquire substantially all the assets of Brawley in exchange for the assumption of certain liabilities of Brawley and the issuance by NBC of 44,160 limited partnership units (the "LP Units"); and

WHEREAS, Brawley and USPB have entered into a Contribution Agreement dated as of May 30, 2006, (the "USPB Agreement") under which Brawley will contribute the LP Units to USPB in exchange for 44,160 Class A and 44,160 Class B membership units in USPB (the "USPB Units"); and

WHEREAS, USPB will contribute the LP Units to the Company, and in exchange the Company shall issue membership units in the Company to USPB, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
CONTRIBUTION

Section 1.1.          Contribution by USPB.  On the basis of the representations, warranties and agreements contained herein, effective as of the date of this Agreement (the "Contribution Date"), USPB hereby contributes, assigns, transfers, conveys and delivers to the Company, its successors and assigns all right, title and interest of USPB in the LP Units.

ARTICLE II
ISSUANCE OF UNITS

Section 2.1.          Issuance of the Units in the Company.  In exchange for the contribution of the LP Units, contemporaneously with the execution of this Agreement, the Company shall issue to USPB 5,899,297 of its Class A Membership Units and 664,475 of its Class B-1 Membership Units in the Company (the "Units").

Section 2.2.          Conditions to Issuance.  As a condition to the issuance of the Units, USPB and the other members of the Company shall have executed and delivered the Amendment to its Limited Liability Company Agreement (substantially in the form set forth in Exhibit A attached hereto).

ARTICLE III
VALUATION; ALLOCATION

Section 3.1.          Contribution Value.  The Company and USPB agree and acknowledge that the total value of the LP Units contributed by USPB in exchange for the Units shall be as set forth on Schedule 3.1 attached hereto.  The Parties further agree to be bound by such valuations in determining the capital account relating to the Units and calculating any income, gain, loss, depreciation or other tax credits, allocations, or deductions in respect of the Units and acknowledge that the valuation was determined pursuant to an arm's length negotiation.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTOR

USPB represents and warrants to the Company as follows:

Section 4.1.          Authority; Due Execution.  USPB has all requisite power and authority to enter this Agreement, and all other documents contemplated by this Agreement and to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder.  The execution and delivery by USPB of this Agreement, and all other documents contemplated by this Agreement, and the consummation by USPB of the transactions contemplated hereby and thereby, have been duly authorized.

Section 4.2.          Enforceability.  This Agreement has been duly and validly executed and delivered by USPB and constitutes the valid and binding obligations of USPB, enforceable against USPB in accordance with its terms, except as (i) the enforceability hereof or thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) the availability of equitable remedies may be limited to equitable principles of general applicability.

Section 4.3.         No Violation.  Neither the entering into nor the delivery of this Agreement, and all other documents contemplated by this Agreement nor the completion of the transactions contemplated hereby or thereby will conflict with or result in the violation or default under any of the provisions of the Articles of Organization or Limited Liability Company Agreement of USPB.

Section 4.4.          Consents.  No consent, approval, order or authorization of, a registration, declaration or filing with any governmental body is required by or with respect to USPB in connection with the execution and delivery by USPB of this Agreement, and all other documents contemplated by this Agreement or the consummation by USPB of the transactions contemplated hereby or thereby.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to USPB as follows:

Section 5.1.          Authority; Due Execution.  The Company has all requisite power and authority to enter this Agreement, and all other documents contemplated by this Agreement and to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder.  The execution and delivery by the Company of this Agreement and all other documents contemplated by this Agreement, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized.

Section 5.2.          Enforceability.  This Agreement has been duly and validly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, except as (i) the enforceability hereof or thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) the availability of equitable remedies may be limited to equitable principles of general applicability.

Section 5.3.          No Violation.  The execution and delivery of this Agreement and all other documents contemplated by this Agreement by the Company does not, and the consummation of the transactions contemplated hereby and thereby will not conflict with, or result in any violation of, or default under any provision of the Articles of Organization or Limited Liability Company Agreement of the Company.

Section 5.4.          Consents.  No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by or with respect to the Company in connection with the execution and delivery of this Agreement and all other documents contemplated by this Agreement or the consummation by the Company of the transactions contemplated hereby or thereby.

ARTICLE VI
CANCELLATION OF ISSUED UNITS

Section 6.1.          Tender of USPB Units Under Contribution Agreement.  Section 9.3 of the Contribution Agreement permits Brawley under certain circumstances to tender all or a portion of the USPB Units to NBC in satisfaction of claims by NBC for breaches of the Contribution Agreement.  In the event NBC receives such tendered units (the "Tendered Units"), NBC will promptly transfer the Tendered Units to USPB for cancellation.  The Company will in turn cancel that number of Class A Units and Class B-1 Units held by USPB that bear the same proportion to the total number of Units of both classes issued pursuant to Section 2.1, as the number of Tendered Units bears to the total number of USPB Units.  By the way of example, if NBC were to deliver 4,416 Class A and 4,416 Class B Tendered Units to USPB for cancellation, the Company would cancel 589,929.7 Class A Units and 66.447.5 Class B-1 Units held by USPB.

Section 6.2.          Pledged USPB Units.  The USPB Units are subject to a pledge agreement between Brawley and NBC dated as of May 30, 2006 (the "Pledge Agreement").  In the event NBC or the Company acquires ownership of USPB units (the "Foreclosed Units") as a result of foreclosure or other realization under the Pledge Agreement, they shall transfer the Foreclosed Units to USPB for cancellation.  The Company will in turn cancel that number of Class A Units and Class B-1 Units held by USPB that bears the same proportion to the total number of Units of both classes issued pursuant to Section 2.1, as the number of Foreclosed Units bears to the total number of USPB Units.

ARTICLE VII
 MISCELLANEOUS

Section 7.1.          Amendment and Modification of the Agreement.  This Agreement may be amended, modified or supplemented only by the written agreement of the Parties.

Section 7.2.          Assignment.  This Agreement and all the provisions along with any amendments, modifications and waivers hereto shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.

Section 7.3.          Further Assurances.  Each Party shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement, and all other documents contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

Section 7.4.          Governing Law.  This Agreement and the rights and obligations of the Parties hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Missouri, without giving effect to the choice of law provisions of such State.

Section 7.5.          Severability.  If any term or provision of this Agreement is determined to be invalid, illegal or unenforceable, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner.

Section 7.6.          Notices.  All notices, consents, requests, instructions, approvals and other communications provided for herein shall be in writing and shall be deemed validly given when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

(a)	if to USPB, at:

U.S. Premium Beef, LLC
P. O. Box 20103
Kansas City, MO 64195
Telephone: (816) 713-8800
Facsimile: (816) 713-8810
Attention: Steven D. Hunt

with a copy to:

Lindquist & Vennum, P.L.L.P.
4200 IDS Center
80 South Eighth Street
Minneapolis, MN 55402
Facsimile: (612) 371-3545
Attention: Mark J. Hanson

(b)	if to the Company, at:

National Beef Packing Company, LLC
12200 North Ambassador Drive
Kansas City, Mo 64163
Telephone: (816) 713-8800
Facsimile: (816) 713-8810
Attention: John R. Miller

with a copy to:

Scott H. Smith
2690 Telemark Drive
Park City, Utah 84060
Facsimile: (435) 649-5675

Section 7.7.          Headings; Execution in Counterparts.  The headings and captions contained herein are for convenience only and shall not control or affect the meaning or construction of any provision hereto.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been signed as of the date and year first above written.

U.S. PREMIUM BEEF, LLC

By:  /s/ Steven D. Hunt
         Steven D. Hunt, President

NATIONAL BEEF PACKING COMPANY, LLC

By:  /s/ John R. Miller
        John R. Miller, Chief Executive Officer

SCHEDULE 3.1

CONTRIBUTION VALUE

The total value of the LP Units contributed by the Contributor is $___________, and the total value of the Units issued by the Company in exchange for the contribution is $_____________.